Exhibit 10.2

CLIFFORD

CHANCE

Execution Copy

Dated as of 28 April 2008

WABCO FAHRZEUGSYSTEME GmbH

as Seller

and

WABCO FUNDING SPRL

as Purchaser

RECEIVABLES SALE AGREEMENT

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT VON RECHTSANWALTEN, WIRTSCHAFTSPRUFERN STEUERBERATERN UND SOLICITORS SITZ: FRANKFURT AM MAIN • AG FRANKFURT AM MAIN PR 1000

SCHEDULE 5 Conditions Precedent	49

SCHEDULE 6 Authorities to Represent and Sign	51

EXECUTION PAGE	52

THIS RECEIVABLES SALE AGREEMENT IS MADE BETWEEN:

(1)	WABCO FAHRZEUGSYSTEME GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) with its registered office at Am Lindener Hafen 21, 30453 Hannover, Germany, (registered under HRB 60743 at the commercial register (Handelsregister) of the local court (Amtsgerichf) in Hannover) (the “Seller”); and

(2)	WABCO FUNDING SPRL, a Belgian company with its registered office at Rue de Genval 20, 1301 Bierges, Belgium (the “Purchaser”).

WHEREAS:

(A)	The Seller originates trade receivables in the ordinary course of its business. The parties wish to arrange for the sale on a continuing basis by the Seller to the Purchaser of trade receivables originated by the Seller.

(B)	The Seller acknowledges that the Purchaser may on-sell a number of Receivables to Tulip Asset Purchase Company B.V. (the “Onward Purchaser” or “TAPCO”) under the Receivable Purchase Agreement as part of a trade receivables securitisation transaction for certain European subsidiaries and affiliates of WABCO Holdings Inc.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	The expressions defined in the Receivable Purchase Agreement dated on or about the date hereof shall, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreement and in the recitals hereto.

1.2	In this Agreement, except as the context otherwise requires:

“Acceptance” means an acceptance of an Offer substantially in the form of Part 3 of the Third Schedule hereto;

“Advances” means all Advances and Same Day Advances made pursuant to the Liquidity Facility Agreement (as defined therein), all drawings under the Euro Standby Letter of Credit Agreement and all drawings made under the Euro Programme Enhancement Facility Agreement (in each case as defined therein);

“Adverse Claim” means any charge, encumbrance, proprietary or security interest, lien or retention of title (Eigentumsvorbehalt), any form of extended retention of title (any form of verlängerten or erweiterten Eigentumsvorbehalf), priority, or other right or claim in, over or on any person’s assets or properties in favour of any other person (but excluding the rights of the Debtor under any Contract in respect of the goods which are the subject of such Contract, their use or their possession);

“Aggregate Outstanding Nominal Amount” means at any time, with respect to all Sold Receivables, the aggregate Outstanding Nominal Amount of each Sold Receivable;

“Average Collection Period” means at any time the latest figure published by the Seller for the average number of calendar days between the invoice date of its Receivables and the date of collection of such Receivables;

“business day” means any day (other than a Saturday or a Sunday) on which banks are open for business in London, Amsterdam, Brussels and New York and, if such reference relates to the date for the payment or purchase of any sum denominated in any currency not the lawful currency in London, Amsterdam, Brussels or New York, any day on which banks in the principal financial centre of the country of such currency are open for business;

“Collections” means, with respect to any Sold Receivable, all amounts received in respect of such Sold Receivable including (without limitation) the following:

(a)	cash collections (including, if applicable, any VAT refunds), finance, interest, late payment or similar charges;

(b)	related payments or damages and other cash proceeds of such Receivable or other amounts received or recovered in respect thereof;

(c)	wire-transfers (Überweisungen);

(d)	any payments made on any bill of exchange, promissory note or other negotiable instrument issued in respect of such Receivable to any holder thereof (whether or not issued in contravention of any provisions of this Agreement);

(e)	all cash proceeds of Related Security with respect to such Receivable;

(f)	any Deemed Collections of such Receivable; and

(g)	if applicable, all recoveries of value added tax from any relevant tax authority relating to any Defaulted Receivable;

“Conditions Precedent” means the conditions precedent to the valid delivery of an Offer set out in Schedule 5;

“Contract” means each of the agreements between the Seller and a Debtor which is subject to the general terms and conditions set out in Schedule 1, pursuant to which a Debtor shall be obliged to pay for goods purchased from or services provided by the Seller;

“Credit and Collection Policies” means the collection policies and practices from time to time applied by the Seller and notified in writing to the Purchaser and to the Onward Purchaser in relation to Receivables in accordance with the laws of the jurisdiction in which the Seller originates or administers Receivables;

“CP Programme” means the commercial paper programme established by the Issuer pursuant to the Dealer Agreements;

“Debtor” means a person set out in the records of the Seller as being obliged to make payments for the provision of goods or services by the Seller evidenced by a Contract for which an invoice has been issued (or, if different, the person so obliged);

“Deemed Collection” has the meaning set out in Clause 8 (Deemed Collections);

“Defaulted Receivable” means any Receivable (other than a Disputed Receivable):

(a)	in respect of which the Servicer has not been paid by the relevant Debtor (including, without limitation, payments made by third parties on behalf of the Debtor) by the end of the Collection Period (as defined in the RPA) during which such Sold Receivable becomes more than 90 calendar days overdue for payment from its Receivable Due Date (as defined in the RPA);

(b)	in respect of which the related Debtor is Insolvent;

(c)	in respect of which a declaration has been made by the Seller that such Receivable is irrecoverable for reasons other than the legal quality (Verität) of such Receivable;

(d)	in respect of which legal proceedings have been initiated for its recovery;

(e)	which has been transferred by the Seller to the doubtful receivables accounts; or

(f)	which has become a Written-Off Receivable;

for these purposes, if a Sold Receivable is credit-insured with an insurance company acceptable to TAPCO only the uninsured portion of such Sold Receivables shall be deemed a Defaulted Receivable;

“Disputed Receivable” means any Receivable or any part thereof in respect of which the obligation to pay is either booked or qualified by the Seller or the Servicer as disputed (for any reason whatsoever other than for reason of the Debtor’s inability to pay) by the Debtor owing such Receivable or in relation to which any court in any instance has ruled that an obligation to pay the Seller does not exist as an unconditionally enforceable obligation, whether by reason of any matter concerning the goods in respect of which the original invoice was issued or by reason of invalidity or unenforceability of the relevant Contract relating to such Receivable, any other matter whatsoever or in respect of which a set-off, Zurückbehaltungs- or Leistungsverweigerungsrecht (counterclaim or any retention right) or Anfechtungsrecht or Widerrufsrecht (right to rescission) exists or is being claimed by such Debtor;

“EURIBOR” means:

(a)	the percentage rate per annum equal to the offered quotation which appears on the page of the Telerate Screen which displays the rate of Banking Federation of the European Union for the euro (being currently page 248) for such period as of 11.00 a.m. (Brussels time) on the relevant calculation date or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying the rate of the Banking Federation of the European Union as ABN AMRO Bank N.V. shall select; or; or

(b)	(if no Screen Rate is available for the relevant period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Purchaser at its request quoted by the Reference Bank to leading banks in the European interbank market, as of 11.00 a.m. (Brussels time) on the quotation day for the offering of deposits in euro for a period comparable to the relevant term;

“Event of Default” has the meaning defined in Clause 13.2;

“Facilities” means each of the Liquidity Facility Agreement, the Euro Programme Enhancement Facility Agreement and the Euro Standby Letter of Credit Agreement;

“Funding Agreement” means the loan agreement between TAPCO and the Issuer under which the Issuer may agree from time to time to advance moneys to TAPCO for the purchase of receivables (or the funding of the purchase of receivables) and any other agreement whereby TAPCO acquires or may acquire funds for the purposes of purchasing Purchased Receivables under the RPA (as defined therein), but shall exclude the Facilities;

“Insolvency Event” means, in relation to any party, the moment when such party is insolvent;

“Insolvency Official” means, in connection with any Insolvency Proceedings, in relation to a company a liquidator, provisional liquidator, administrator (e.g. Insolvenzverwalter), administrative receiver, receiver or managēr, nominee, supervisor, trustee, conservator, guardian or other similar official in respect of such company or in respect of all (or substantially all) of the company’s assets or in respect of any arrangement or composition with creditors;

“Insolvency Proceedings” means the winding-up, liquidation, dissolution or administration of such company or any equivalent or analogous proceedings under the law of the jurisdiction in which such company is incorporated or of any jurisdiction in which such company carries on business or has any assets including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

“Insolvent”, “Insolvency”, “insolvent” or “insolvency” in relation to any person (including, without limitation, any Debtor or any party hereto) means that the relevant person is either unable to fulfil its payment obligations as they become due (zahlungsunfähig) or that the liabilities of that person exceed its assets (Überschuldung) or that such person is presumably unable to pay its debts as they fall due (drohende or voraussichtliche Zahlungsunfähigkeit) or similar or analogous proceedings under the laws of the jurisdiction in which such person is incorporated (or, if not a company or corporation, domiciled) or any jurisdiction in which such person has its principal place of business;

“Issuer” means Tulip Euro Funding Corporation Limited, a limited liability company incorporated in Jersey and having its registered office at 26 New Street, St Helier, Jersey, Channel Islands;

“Liquidity Facility Agreement” means the liquidity facility agreement dated on or about the date hereof between the Purchaser, ABN AMRO Bank N.V. and the Banks (as defined therein) and any extension or renewal thereof;

“Loan Agreement” means the loan agreement to be entered into between the Purchaser as Borrower and Wabco Financial Services SPRL as Lender;

“Loans” means all outstanding loans or part thereof made to TAPCO pursuant to the Funding Agreement for the purpose of financing or refinancing any purchase under the Receivables Purchase Agreement;

“Matured Value” means, in respect of any Loan, the sum of (a) the principal amount thereof, (b) all unpaid interest which is scheduled to become due (whether or not then due) under such Loan and (c) all unpaid fees and other amounts which are then known and scheduled to become due (whether or not then due) on, or in connection with such Loan, in each case payable to, or for the benefit of the Issuer; for the purposes of calculating whether the Aggregate Receivables Investment (as defined in the RPA) denominated in euro or Sterling exceeds the Matured Value of the Loans, as the case may be, the Outstanding Nominal Amount of each Receivable shall be converted into US dollars using the rate of exchange contracted in the Hedging Transaction (as defined in the RPA) entered into by TAPCO to hedge its exposure under the Funding Agreement in connection with the funding of the purchase of such Receivable for the delivery to TAPCO of US dollars against the delivery by TAPCO of euro or Sterling;

“Moody’s” means Moody’s Investors Service, Limited;

“Nominal Amount” means, with respect to any Receivable, the principal amount of such Receivable as reflected in the books of the Seller;

“Offer” means a written offer in substantially the form set out in Part 1 of Schedule 3;

“Offer Date” means a day which is two business days prior to a Purchase Date;

“Other Receivables Sale Agreements” means each of the following agreements:

(a)	the Receivables Securitisation Deeds dated on or about the date hereof and made between the Purchaser and Wabco Automotive U.K. Limited;

(b)	the Receivables Sale Agreement dated on or about the date hereof and made between ABN AMRO Bank N.V. (Amsterdam Branch) and WABCO France S.A.S.;

(c)	the Onward Sale Agreement dated on or about the date hereof and made between ABN AMRO Bank N.V. (Amsterdam Branch) and the Purchaser; and

(d)	any other Receivables Sale Agreement to be entered into by the Purchaser and a Seller from time to time, with the prior written consent of the Onward Purchaser;

“Other Servicing Agreements” means each of the following agreements:

(a)	the Servicing Agreements dated on or about the date hereof and made between Tapco and each of Wabco Automotive U.K. Limited and Wabco France S.A.S., respectively;

(b)	any other Servicing Agreement to be entered into by Tapco and a Seller (as defined in the RPA) from time to time;

“Outstanding Nominal Amount” means, with respect to any Sold Receivable, at any time the Nominal Amount of such Sold Receivable as determined by the most recent Monthly Report less the amount of Collections received by the Onward Purchaser and applied to the Nominal Amount of such Sold Receivable provided that, for the purpose of calculating the Outstanding Nominal Amount, Collections shall not be treated as received by the Onward Purchaser until credited to the Operating Account or applied to amounts due by the Onward Purchaser pursuant to Clause 9 of the RPA, and provided further that such Outstanding Nominal Amount shall be restored in the amount and to the extent of any Collections so received and applied if at any time the distribution of such Collections is rescinded or must otherwise be returned for any reason;

“Programme Limit” shall have the meaning ascribed to such term in the RPA;

“Purchase Date” means, with respect to any sale of Receivables, the date upon which such sale is completed in accordance with Clause 3 of this Agreement;

“Purchase” means each purchase of Receivables hereunder;

“Purchase Price” shall have the meaning ascribed to such term in Clause 4;

“Purchaser’s Account” means the euro account with the number 720-5402068-53 (IBAN BE53 7205 4020 6853) held in the name of the Purchaser with ABN AMRO Bank N.V., Belgian branch;

“Rating Agencies” means Standard & Poor’s and Moody’s and “Rating Agency” means either of them;

“Receivable” means any indebtedness owed or purported to be owed to the Seller by a Debtor as the price for goods or services supplied by the Seller to such Debtor including, for the avoidance of doubt, any applicable value added tax;

“Receivables Purchase Agreement” or “RPA” means the receivables purchase agreement dated on or about 28 April 2008 and made between the Purchaser and Tulip Asset Purchase Company B.V. providing for the on-sale by the Purchaser to Tulip Asset Purchase Company B.V. of certain Receivables purchased under this Agreement;

“Records” means, in respect of any Receivable, all Contracts, correspondence, notes of dealings and other documents, books, books of account, registers, records and other information (including, without limitation, computer programmes, tapes, discs, data processing software and related property and rights) maintained (and recreated in the event of destruction of the originals thereof) with respect to such Receivable and the related Debtor;

“Reference Bank” means ABN AMRO Bank N.V.;

“Related Security” means with respect to any Receivable:

(a)	all Adverse Claims of the Seller on any property from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by a Debtor describing any collateral security securing such Receivables;

(b)	all guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;

(c)	all Records related to such Receivable;

(d)	all proceeds at any time howsoever arising out of (i) the resale, redemption or other disposal of (net of collection costs), or (ii) dealing with, or (iii) judgments relating to any of the foregoing, (iv) any debts represented thereby, and (v) all rights of action against any person in connection therewith;

(e)	to the extent applicable, (i) the ownership (Eigentum) in the goods which are the subject-matter of a Contract under which such Receivable comes to existence, and (ii) any claim which the Seller acquires from the Debtor owing such Receivable pursuant to the provisions governing any form of retention of title (including any form of Eigentumsvorbehalt, erweiterter or verlängerter Eigentumsvorbehalt) subsisting as between such Debtor and the Seller; and

(f)	to the extent applicable, the Seller’s rights to refunds from the relevant tax authorities on account of, if applicable, value added tax in respect of any goods sold or services rendered to a Debtor, any receivable from whom is or becomes irrecoverable in accordance with the relevant tax laws;

“Relevant Claim” means, in respect of any tax for which the Seller would be liable to pay, indemnify or make an additional payment to the Purchaser under Clause 14, any claim, assessment, notice, demand or other document issued or action taken by or on behalf of a tax authority by which the Purchaser is liable or is sought to be made liable to make a payment to the tax authority or to another person or is denied or sought to be denied a Relief;

“Relief” means any loss, relief, allowance, exemption, set-off, deduction, right to repayment or credit or other relief of a similar nature granted by or available in relation to tax pursuant any legislation or otherwise;

“Sale Discount” means, on any Purchase Date, the product of (a) the aggregate Nominal Amount of all Receivables to be purchased on such Purchase Date, and (b) a fraction having as the numerator the Average Collection Period on such Purchase date, and as denominator 360, and (c) EURIBOR for a duration equal to the Average Collection Period on such Purchase Date (calculated on an actual/360 basis);

“Sale Fee” means, on any Purchase Date, 0.1% of the Nominal Amount of all Receivables to be purchased on such Purchase Date, or such other percentage agreed between the parties;

“Servicer” means such person so designated from time to time in accordance with the Servicing Agreement and being at the date hereof WABCO Fahrzeugsysteme GmbH;

“Servicing Agreement” means the servicing agreement of even date herewith made between the Servicer and TAPCO;

“Sold Receivables” means any Receivable sold and purchased (or, if the context so requires, to be sold and purchased) under this Agreement;

“Standard & Poor’s” means Standard & Poor’s Ratings Services, A Division of The McGraw-Hill Companies;

“Tax Administration” means the German tax administration (e.g. the local tax offices (Finanzämter) or the Federal Ministry of Finance (Bundesfinanzministerium)), unless otherwise provided herein;

“Termination Date” shall have the meaning ascribed to such term in the RPA;

“Termination Event” shall have the meaning ascribed to such term in the RPA;

“Transaction Documents” means:

(a)	this Agreement;

(b)	any Other Receivables Sale Agreement;

(c)	the Accounts Administration Agreement;

(d)	the RPA;

(e)	the Loan Agreement;

(f)	the Facilities;

(g)	the Servicing Agreement; and

(h)	the Other Servicing Agreements; and

“Written-Off Receivable” means any Receivable which has been written off as irrecoverable for accounting purposes by the Seller in accordance with the Seller’s general accounting practices.

1.3	The Seller confirms that he has received a copy of the RPA and is aware of its terms and their implications on this Agreement.

2.	OFFER FOR RECEIVABLES

2.1	On each Offer Date after the Conditions Precedent have been fulfilled to the satisfaction of, or waived by, the Purchaser but in any event before the Termination Date, the Seller may offer to sell and to assign without recourse to the Purchaser Receivables and their Related Security by delivering to the Purchaser an Offer meeting the requirements set forth below.

2.2	Each Offer delivered pursuant to Clause 2.1 shall:

(a)	specify the aggregate Nominal Amount of the Receivables to be purchased on such Purchase Date, and the Purchase Price in relation to such Offer;

(b)	identify in relation to each such Receivable:

(i)	the name and account number of the Debtor owing such Receivable and its address;

(ii)	the invoice date and invoice number;

(iii)	the Receivable due date; and

(iv)	the Nominal Amount of each such Receivable

(v)	all related security (to the extent applicable and practicable);

(c)	specify the bank and account into which the Purchase Price is to be paid.

2.3	Delivery of an Offer pursuant to Clause 2.1 shall constitute an irrevocable offer by the Seller binding upon it to sell, to transfer and to assign to the Purchaser on the following Purchase Date each of the Receivables designated in such Offer and the Related Security.

3.	ACCEPTANCE, PURCHASE AND ASSIGNMENT

3.1	Upon delivery of an Offer in accordance with Clause 2, the Purchaser shall accept such Offer in respect of all Receivables the subject of such Offer if:

(a)	no Event of Default shall have occurred and be continuing as at the proposed Purchase Date;

(b)	the Conditions Precedent have been fulfilled to the satisfaction of the Purchaser or waived by it;

(c)	the Offer meets the requirements of Clause 2.2;

(d)	the representations and warranties set out in Clause 10 are true in each and every respect;

(e)	on the proposed Purchase Date, assuming the Offer is accepted, the Aggregate Receivables Investment would be equal to or higher than the sum of (i) the aggregate Matured Value of the Loans outstanding from the Issuer to the Onwards Purchaser and (ii) all outstanding Advances (where applicable, such amounts to be converted to euro at the rate specified in the relevant hedging agreement);

by depositing to the account specified in the Offer in immediately available funds on the relevant Purchase Date, a sum equal to the Purchase Price (in relation to the first Purchase hereunder) or (in relation to any subsequent purchase) by sending a written (including by fax or e-mail) Acceptance, not later than 2.15 p.m. (Brussels time) on the relevant Purchase Date, or any other time as may be specified from time to time by the Purchaser in view of the then prevailing systems and practices for the settlement of payments. Such Receivables and the Related Security shall be sold and assigned to the Purchaser and title thereto shall pass from the Seller to the Purchaser after the Offer has been accepted. Within one business day of receipt of the Purchase Price, the Seller shall provide a receipt to the Purchaser substantially in the form set out in Part 4 of the Third Schedule. Should the Purchaser have positive knowledge that any of the conditions set out above in this Clause 3.1 are not met, it shall immediately notify the Seller hereof. In case the Purchaser issues such notification the Seller may, on the same day on which he received such notification, send a corrected Offer to the Purchaser, the Purchaser shall then accept such Offer if it then meets the requirements of this Clause 3.1. For the avoidance of doubt, all Receivables the subject of an Offer which has been accepted shall be transferred to the Purchaser regardless of such Receivables being eligible for purchase.

Provided always that, if any of the conditions referred to above (save for those conditions which refer to the valid title of the Seller and the transferability of the relevant Receivable) are not met to any extent, then (whether or not the Purchaser is aware of the breach of such conditions) this shall affect neither the validity of the purchase contract (subject to the rights of the Purchaser thereunder) nor of the Purchaser’s title to the relevant Receivables nor any remedy the Purchaser may have for such breach whether under this Agreement or at law.

3.2	If any Receivable or the Related Security is not transferred for any reason following acceptance of an Offer in accordance with the terms of the

Agreement, other than the Purchaser’s own negligence or default, the Seller shall be obliged to take all actions necessary for the transfer of such Receivable or Related Security without undue delay and at its own expense. The Seller shall indemnify the Purchaser against any loss or expense reasonably incurred by the Purchaser as a result of the failure to transfer the same, other than any loss or expense resulting from the negligence or default on the part of the Purchaser in effecting such transfer.

The Seller shall indemnify the Purchaser against any loss or expense reasonably incurred by the Purchaser as a result of any purported revocation of an Offer or any failure by the Seller to complete the sale, purchase and assignment of the Receivables specified in an Offer other than any loss or expense resulting from the gross negligence or default on the part of the Purchaser in connection therewith, and in no event shall the Seller be liable for any special, punitive or consequential damages asserted by the Purchaser.

Until any such full transfer and assignment of Sold Receivables and/or Related Security is fully effected and legally valid and binding, the Seller shall hold such Receivable or the Related Security (which by failure of their transfer and/or their assignment and contrary to the intentions of this Agreement legally remains the Eigentum (property) of the Seller) as a Treuhänder (German law trustee) for the account of the Purchaser. The indemnity under this Clause 3.2 shall be limited to an amount equal to the Nominal Amount of Sold Receivables.

3.3	In particular, without limitation, to the extent that title to the Related Security cannot be transferred by mere agreement between the Seller and the Purchaser as provided above in this Clause, the Seller and the Purchaser agree that:

(a)	insofar as Related Security governed by German law is concerned:

(i)	any transfer of possession (Übergabe) necessary to transfer title in a Related Security, in particular in relation to any form of retained title (Vorbehaltseigentum), is replaced by:

(1)	in case that the Seller has direct possession (unmittelbaren Besitz) in the relevant objects over which the security is created, the Seller holding the relevant chattel in custody for the Purchaser free of charge (unentgeltliche Verwahrung); and/or

(2)	in case that the Seller has indirect possession (mittelbaren Besitz) or otherwise a claim for return (Herausgabeanspruch) of or to the relevant objects over which the security is created, assigning hereby to the Purchaser all claims for return (Abtretung des Herausgabeanspruchs) against the relevant persons which are in actual possession of such chattel;

(ii)	any other thing to be done or form or registration to be perfected shall be immediately done and perfected by the Seller at its own cost; the Seller hereby agrees that if it fails to do such thing or fails to perfect such form or registration, the Purchaser is hereby irrevocably authorised to do everything necessary for such thing to be done, such form to be perfected or such registration to be made on behalf of the Seller, at the Seller’s own cost;

(b)	insofar as Related Security governed by the laws of any other jurisdiction is concerned:

(i)	the Seller shall (in such form as the Purchaser requires) perform all acts and do all things at its own cost which, under applicable law, are necessary in order to effect transfer of title to the Purchaser, and the Seller hereby agrees that if it fails to perform such acts or do such things, the Purchaser is hereby irrevocably authorised to perform such acts and do such things on behalf of the Seller and at the Seller’s own cost); and

(ii)	insofar as applicable law does allow, sub-paragraphs (a)(i) and (a)(ii) shall apply mutatis mutandis to such Related Security.

To the extent that the Purchaser purchases any Receivable on a Purchase Date the Purchaser waives implicitly the conditions set out in clause 3.1, without prejudice to any remedies available to the Purchaser.

3.4	If, at any time on or before the close of business on any Business Day (as defined in the Liquidity Facility Agreement) of the Seller, the Aggregate Receivables Investment (as defined in the RPA) is less than the aggregate of the Matured Value of the Loans and all outstanding Advances (where applicable converted to U.S. dollars at the rate specified in the relevant Hedging Transaction (as defined in the RPA)), the Seller shall offer to sell to the Purchaser an additional amount of Receivables at such Purchase Price as is necessary to reduce such deficiency to zero.

3.5	Without limiting the obligation of the Seller under Clause 3.4, if the Seller is in breach of its obligations under Clause 3.4, the only remedy available to the Purchaser shall be to declare the occurrence of a Termination Event and the Purchaser shall have no right to any monetary compensation or to seek to compel the Seller to effect any such additional sales.

3.6	All purchases of Receivables hereunder are made without recourse to the Seller for reason of a Sold Receivable having been or become a Defaulted Receivable at the time of the sale of such Receivable and it is the clear intention of the parties to transfer the credit risk (Delkredererisiko) from the Seller to the Purchaser together with every Sold Receivable. For the avoidance of doubt, the parties confirm their intention that any sale under this Agreement shall constitute a true sale of the Sold Receivables, and not a security arrangement for any obligations of the Seller. The Purchaser shall have full title and interest in and to the Sold Receivables, shall be free to further dispose of such Sold Receivables, and subject to the payment to the Seller of the purchase price thereof in accordance with Clause 4 shall be fully entitled to receive and retain for its own account any Collections in respect of such Sold Receivables. Should any court, however, rule that this Agreement (or any Purchase under this Agreement) constitutes a security arrangement rather than a true sale, then, without prejudice to the Seller’s right to terminate this Agreement pursuant to Clause 13.3, this Agreement (and any purchase under this Agreement) shall be interpreted so as to mean that the Seller has assigned the Sold Receivables to the Purchaser as security for all obligations of the Seller under this Agreement (including any purchase under this Agreement) and the Servicing Agreement, and all provisions hereof and thereof shall be construed mutatis mutandis.

3.7	The Seller may demand performance by the Purchaser of its obligations hereunder and enforce these obligations, but waives the right to demand rescission of the purchase of any Receivable. The Seller waives any unpaid seller’s lien that it may have under law.

3.8	The Seller undertakes to endorse any bills of exchange and/or, if applicable, promissory note it has received in relation to any Sold Receivables to the Purchaser. It is hereby agreed that the Seller shall hold possession in any such bill of exchange and/or, if applicable, promissory note for and on behalf of the Purchaser as Besitzer (possessor) in accordance with this Agreement. In case of bills of exchange furnished with an endorsement in blank the transfer shall be effected by way of an issuance in blank (Blankobegebung). In cases of endorsements to the Purchaser which are not made in blank the Purchaser shall re-endorse the relevant bill of exchange and/or, if applicable, promissory note by way of proxy endorsement (Vollmachtsindossament/Inkassoindossament).

4.	PAYMENT OF THE PURCHASE PRICE

4.1	On each Purchase Date on which the Purchaser accepts an Offer in accordance with clause 3.1, the Purchaser shall pay to the Seller the purchase price for the Receivables sold on that date, calculated as follows (the “Purchase Price”):

(a)	the outstanding Nominal Amount of the Receivables sold on the relevant Purchase Date; minus

(b)	the Sale Fee; minus

(c)	the Sale Discount.

4.2	The Nominal Amount of the Receivables, for the purposes of the above calculations, includes VAT, if applicable.

4.3	On each date upon which this Agreement requires an amount to be paid by either party hereunder, such party shall, save as expressly provided herein, make the same available to the payee by payment in the relevant currency and in immediately available, freely transferable, cleared funds to such account and bank as the relevant payee shall have specified for this purpose.

4.4	All payments made by the Seller hereunder shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

4.5	The Purchaser may, but need not, apply any sum at any time due from it to the Seller (in its capacity as Seller or Servicer) under this Agreement or under the Servicing Agreement in or towards satisfaction of any amount then due from the Seller (in its capacity as Seller or Servicer) and, for this purpose, the Purchaser may apply the sum so due from it in or towards the purchase of such amounts of such other currencies as may be required to effect such application.

5.	PERFECTION AND FURTHER ASSURANCE

5.1	The Purchaser may do whatever is necessary to ensure that the sale and assignment of the Receivables is duly perfected against third parties. The Purchaser may in particular give notice of the sale and assignment or the purported sale and assignment of the Receivables to the Debtors, and may require the Seller to do so. To this effect, the Seller shall deliver to the Purchaser simultaneously with the execution of this Agreement a certificate in the form of Schedule 4 to this Agreement, duly printed on its headed paper and executed by a duly authorized officer. Each notification made by the Purchaser in accordance with this Clause 5.1 may be accompanied by a photocopy of such certificate.

5.2	The Seller agrees that from time to time it will promptly execute and deliver all instruments and documents and take all action that the Purchaser may reasonably request in order to perfect or protect the assignment of the Receivables or to enable the Purchaser to exercise or enforce its rights under this Agreement (including, without limitation, at its own costs do all acts to comply with its obligations under Sections 402 et seq. German Civil Code (Bürgerliches Gesetzbuch)).

5.3	Any notice to the Debtors pursuant to this Clause 5 shall instruct the Debtors to pay the amount of the Sold Receivables directly to the Purchaser or Tulip Asset Purchase Company B.V., as the case may be, and shall state the relevant bank account number.

5.4	If any Receivable or the Related Security is not transferred for any reason, the Seller shall be obliged to take all actions necessary for the transfer of such Receivable or Related Security without undue delay and at its own expense. The Seller shall indemnify the Purchaser against any loss or expense incurred by the Purchaser as a result of the failure to transfer the same, other than any loss or expense resulting from the negligence or default on the part of the Purchaser in effecting such transfer.

6.	APPOINTMENT OF SERVICER

6.1	The servicing, administering and collection of the Sold Receivables (the “Servicing”) shall be conducted by the Seller in its capacity as Servicer pursuant to the Servicing Agreement. For the avoidance of doubt, the parties acknowledge that the Servicing shall not be (i) transferred from the Seller to the Purchaser and from the Purchaser onwards to TAPCO and (ii) then outsourced by TAPCO to the Servicer; it is understood that the Servicing shall remain with the Seller pursuant to the Servicing Agreement regardless of the sale of the Sold Receivables to the Purchaser and their subsequent sale to TAPCO.

6.2	The Purchaser may initiate legal proceedings against a Debtor for the collection of a Sold Receivable. Before initiating legal proceedings, the Purchaser (unless it is prevented from doing so as a result of the sale of the Receivable to a third party) shall offer the Seller the possibility to buy back such Sold Receivable at its outstanding Nominal Amount.

6.3	The parties hereto confirm their express intent that the validity or the invalidity of any servicing arrangements between the Seller acting as Servicer (in particular, without limitation, for reasons of the Seller having or not having obtained a license pursuant to the German Act on the Rendering of Legal Advice (Rechtsberatungsgesetz / Rechtsdienstleistungsgesetz)) shall leave the validity of any Purchase and any assignment of any Receivable and all Related Security pursuant to this Agreement unaffected.

7.	INSOLVENCY RISK

For the avoidance of doubt, the parties confirm that the Purchaser shall bear the risk of insolvency of the Debtors of the Receivables purchased by it hereunder and that the transactions contemplated hereunder are anticipated to fall within the scope of true factoring (echtes Factoring).

8.	DEEMED COLLECTIONS

8.1	If on any day:

(a)	a Receivable becomes a Disputed Receivable;

(b)	the Nominal Amount of any Receivable is reduced by reason of any set-off or counterclaim or any discount or other trade credit;

(c)	the effectively collectible amount of a Receivable is reduced by reason of any deduction on account of tax; or

(d)	the Seller is entitled to claim from any tax authorities a refund of any amount of VAT included in a Receivable;

the Seller shall be deemed to have received on such day a Deemed Collection in an amount equal to the Outstanding Nominal Amount of such Receivable plus any reasonable expenses that the Purchaser has already incurred in connection with the administration or attempted collection of such Receivable (in the case of paragraphs (a) to (c)), or the amount of such collection, reduction or refund (in the case of paragraph (d)).

8.2	If any Receivable which is or is purported to be sold and assigned to the Purchaser hereunder shall have been collected in whole or in part prior to the Purchase Date without such Collection having been deducted from the face amount of such Receivable prior to the Purchase Date, then the portion thereof which shall have been so collected shall be treated for the purposes of this Agreement as a Deemed Collection thereof which has been received on the date of the Purchase Date.

8.3	If on any day the Seller is deemed to have received a Deemed Collection, the Seller shall hold such an amount to the order and for the benefit of the Purchaser and shall promptly (without undue delay; ohne schuldhaftes Zögern) pay the amount thereof to the Purchaser by transfer to the Purchaser’s Account.

8.4

Upon receipt of the payment referred to in Clause 8.3 on account of a Deemed Collection, the Purchaser shall re-assign to the Seller (without recourse or warranty on the part of the Purchaser and at the sole cost of the Seller) the relevant Receivable or fraction thereof. To the extent, however, that the

Purchaser has transferred such Receivable to any third party, such re-assignment of the Receivable to the Seller shall be subject to the rights of such third party and shall only take place if and when the Purchaser is able itself to obtain a reassignment from such third party.

9.	DEFAULT INTEREST

9.1	If any sum due and payable by either party under this Agreement or under any judgement rendered in connection therewith is not paid on the due date therefor, such sum shall bear interest as of right and without notice at EURIBOR (three months) determined for the period selected by the Purchaser plus 2%, on a actual/360 basis, from the due date thereof until actual payment.

9.2	Section 288 (1) German Civil Code (Bürgerliches Gesetzbuch) shall not apply to the extent it limits in any way the amount of default interest agreed between the parties from time to time

10.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

10.1	The Seller represents and warrants to the Purchaser that:

(a)	it is a corporation duly incorporated under the laws of its jurisdiction of Germany, is not subject to any legal proceedings for an Insolvency Event and has not filed an application for an Insolvency Event, its annulment as a legal entity or the appointment of an Insolvency Officer;

(b)	its centre of main interests for the purposes of the Council Regulation (EC) No. 1346/2000 on insolvency proceedings (which came into force on 31 May 2002) is based in Germany and that it has no establishments outside Germany;

(c)	the execution, delivery and performance by the Seller of this Agreement and the transactions contemplated hereby are within its corporate powers have been duly authorised by all necessary corporate action, require no action by or in respect of, or filing, recording or enrolling with, any governmental body, agency court official or other authority, and do not contravene, or constitute a default under, any provision of applicable law or regulation, by laws or other constituting document (Gesellschaftsvertrag) of the Seller as amended from time to time or of any agreement, judgement, injunction, order, decree or other instrument binding upon the Seller or result in the creation or imposition of any Adverse Claim on the assets of the Seller (other than in favour of the Purchaser pursuant to this Agreement);

(d)	this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms;

(e)	this Agreement does not violate any contractual or other obligation binding upon the Seller; and

(f)	all information heretofore furnished by the Seller to the Purchaser for the purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Seller to the Purchaser will be, true and accurate in every material respect, on the date that such information is stated or certified.

10.2	In addition, the Seller represents and warrants to the Purchaser that:

(a)	none of the Sold Receivables have been subject to any attachment (Pfändung);

(b)	the amount, due date and other details of each Sold Receivable as set out in the report delivered by the Seller to the Purchaser under Clause 2.2 are true and correct;

(c)	the Seller holds full and unencumbered title to and is the sole and unencumbered owner of each Receivable the subject of an Offer and the Related Security and none of the Receivables the subject of an Offer have been assigned or sold by the Seller to any person other than the Purchaser;

(d)	the Sold Receivables are obligations which can be transferred by way of sale and assignment, and of which transfer by way of sale and assignment is not subject to any contractual or legal restriction (which includes for the avoidance of doubt, all applicable data protection laws). The sale and/or assignment of the Sold Receivables and Related Security does not violate any law or any agreement by which the Seller may be bound and are Receivables which upon such sale and assignment will not be available to the relevant creditors in an insolvency of the Seller;

(e)	upon each Purchase Date hereunder, the Purchaser shall acquire the full ownership of each Sold Receivable assigned on such Purchase Date and the Related Security with respect thereto;

(f)	each Receivable purported to be sold hereunder is subject to the Seller’s general terms and conditions of sale set out in Schedule 1;

(g)	the terms governing each Receivables purported to be sold hereunder are set out exclusively in the general terms and conditions of the Seller, these provisions are legal, valid and binding and their provisions contain retention of title clauses as are required by the Seller’s credit insurance policy;

(h)	each Receivable the subject of an Offer constitutes legally valid and enforceable obligations of the relevant Debtors enforceable against such Debtors in accordance with the Contracts;

(i)	each Debtor of a Receivable the subject of an Offer is an entrepreneur (Unternehmer) within the meaning of Section 14 of the German Civil Code (Bürgerliches Gesetzbuch), a private legal entity, company, body corporate or a partnership between corporate entities and not, for the avoidance of doubt, consumers;

(j)	each Receivable the subject of an Offer is governed by German law;

(k)	each Receivable the subject of an Offer is not, and will not be, subject to any right of rescission, set-off, counterclaim or other defence; and

(1)	upon each Purchase Date hereunder the Purchaser shall acquire the ownership of each Sold Receivable assigned on such Purchase Date and the Related Security with respect thereto, and that to the best of the Seller’s knowledge and belief, each such Sold Receivable shall be free and clear of any Adverse Claim (other than in favour of the Purchaser) excluding for the avoidance of doubt (i) any customary retention of title claims of its suppliers (verlängerte Eigentumsvorbehalte) arising in the ordinary course of business on the assets of the Seller and (ii) any set-off rights arising by operation of law.

10.3	The Purchaser contemplates reselling to a third party all or part of the Receivables purchased from the Seller, in the context of a securitisation of Receivables of certain European subsidiaries and affiliates of Wabco Holdings Inc. In this connection, the Purchaser may from time to time provide the Seller with a copy of the representations, warranties, eligibility criteria and other relevant requirements of the proposed securitisation programme, and request that the Seller correspondingly to make additional representations and warranties and undertake additional covenants in respect of those Receivables sold hereunder which may be eligible for resale under the securitisation programme. The Seller undertakes to use reasonable efforts to comply with this request and to offer its full co-operation in this respect.

10.4	The representations and warranties made in Clauses 10.1 and 10.2 shall be given by the Seller to the Purchaser on the date hereof and on each Purchase Date. The representations and warranties made in accordance with Clause 10.1 and 10.2 shall be made with each Offer and repeated as soon as practicable after the Purchaser’s request to that effect.

10.5	The Seller shall provide that no extended retention of title clauses (verlängerte Eigentumsvorbehalte), or similar clauses which provide for an assignment of

Receivables to a supplier exist, unless the relevant contractual arrangements between the Seller and such supplier containing such retention of title clauses or similar clauses authorise the Seller to sell and validly assign the relevant Receivables in the manner provided under and pursuant to this Agreement. Furthermore, in such cases the Seller warrants that it will duly pay the relevant suppliers. Furthermore, where supplies have been purchased by the Seller subject to retention of title (Eigentumsvorbehalte) and/or ownership rights due to manufacturing clauses (Verarbeitungsvorbehalte) of the suppliers of the Seller, the Seller shall put the Purchaser into the same position as if the goods had been owned by such Seller.

10.6	The Seller shall promptly indemnify the Purchaser against any losses resulting from the inaccuracy of any representation made in Clause 10.1 or 10.2 or in accordance with Clause 10.4 other than any loss or expense resulting from gross negligence or fraud on the part of the Purchaser in connection therewith and in no event shall the Seller be liable for any special, punitive or consequential damages asserted by the Purchaser.

10.7	Without detriment to the foregoing and the generality of Clause 19.3, for the avoidance of doubt, in relation to this Clause 10, and in the event of the Purchaser having any right hereunder to receive indemnification, this shall not be subject in any way to a right of the Seller to subsequent performance (Nachbesserung) but the Purchaser shall immediately be entitled to liquidate its claim arising therefrom against the Seller.

11.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that:

(a)	it is a corporation duly incorporated under Belgian law, is not subject to any legal proceedings for an Insolvency Event and has not filed an application for a bankruptcy (faillite/faillissement);

(b)	its execution, delivery and performance of this Agreement and the transactions contemplated hereby are within its corporate powers and have been duly authorised by all necessary corporate action;

(c)	this Agreement does not violate any contractual or other obligation binding upon the Purchaser; and

(d)	there is no floating charge in existence on the business of the Purchaser.

12.	COVENANTS

At all times from the date hereof until all Receivables have been duly paid by the relevant Debtors to the Purchaser:

(a)	the Seller shall provide the Purchaser upon request with a copy of its latest audited annual accounts;

(b)	the Seller shall comply in all respects with all laws, rules, regulations, orders, writs, judgements, injunctions, decrees or awards to which, to the best of its knowledge, it may be subject, and which could reasonably be regarded as material in the context of the transactions contemplated by this Agreement;

(c)	the Seller shall provide the Purchaser with all information to which the Purchaser is reasonably and properly entitled pursuant to this Agreement;

(d)	upon request, the Seller shall provide the Purchaser with a copy of the invoices relating to the Receivables sold;

(e)	the Seller shall furnish to or notify the Purchaser of:

(i)	prior to implementation, any change in or amendment to the Credit and Collection Policies which the Seller does not in its reasonable opinion consider to be material;

(ii)	any material change in or amendment to the Credit and Collection Policies for approval prior to implementation, such approval not to be unreasonably withheld; if such approval is not given by the Purchaser, no such change or amendment of the Credit or Collection Policies will be implemented; and

(iii)	such other information (including non-financial information) as the Purchaser may from time to time reasonably request;

(f)	the Seller shall keep and maintain adequate Records on a Receivable by Receivable basis. The Seller shall give the Purchaser notice of any material change to its administrative and operating procedures in relation to the keeping and maintaining of Records;

(g)	the Seller shall, at its expense, in a timely and commercially reasonable, manner fully perform and comply with all provisions, covenants and other promises required to be observed by it under the contracts related to the Sold Receivables as if interests in the Sold Receivables had not been assigned and sold hereunder;

(h)	the Seller shall comply with the Credit and Collection Policies with regard to all Receivables, any Related Security and the related Contract as if interests in the Receivables had not been or were not to be sold hereunder;

(i)	the Seller shall not sell, assign or otherwise dispose of, or create or suffer to exist any encumbrance upon or with respect to any goods the subject of any Sold Receivable, any Sold Receivable or related Contract or security, or assign any right to receive income in respect thereof or attempt, purport or agree to do any of the foregoing;

(j)	the Seller shall not in any way extend, amend or otherwise modify the material terms of any Sold Receivable or amend, modify or waive any material term or condition of any Contract related thereto. For the avoidance of doubt, it is further understood between the parties hereto that the Seller shall in no manner whatsoever be entitled to act as a representative of any kind of the Purchaser;

(k)	the Seller shall assist the Purchaser’s auditors and provide information to them upon request;

(1)	the Seller shall not change the nature of its business;

(m)	the Seller shall not assume any management functions including, without limitation, factual management functions (faktische Geschäftsleitung) or day to day management functions (Tagesgeschäft) of the Purchaser;

(n)	the Seller shall not represent or purport to represent the Purchaser in Germany;

(o)	the Seller shall not conduct the business (Geschäftbesorgen) of the Purchaser on a permanent basis (nachhaltig) and is not subject to the instructions of the Purchaser;

(p)	the Seller shall not conclude contracts in the name of or on behalf of the Purchaser on a permanent basis (nachhaltig);

(q)	the Seller shall not solicit or act as agent for the Purchaser to solicit contracts or business for the Purchaser; and

(r)	the Seller shall provide towards the Tax Administration, upon request, information regarding the conduct of its business being in accordance with (m) to (q) above and all further information as to the non-existence of any place of factual management.

13.	TERMINATION AND DEFAULT

13.1	The Seller may at any time terminate this Agreement with 5 calendar days notice.

13.2	An Event of Default shall occur if:

(a)	any party fails to pay any sum due from it hereunder at the time, in the currency and in the manner specified herein, subject to a 5 calendar day grace period;

(b)	(in respect of the Seller) any representation or warranty made by the Seller in Clauses 10.1, 10.2 or 10.3 is or proves to have been materially incorrect or misleading when given;

(c)	(in respect of the Purchaser) any representation or warranty made by the Purchaser in Clause 11 is or proves to have been materially incorrect when given;

(d)	any party fails duly to perform or comply with any other obligation expressed to be assumed by it in this Agreement (in particular, without limitation, it fails to comply with any of the covenants set out in Clause 12) and such failure is not remedied within three calendar days after the other party has given notice thereof to such party;

(e)	any indebtedness of any party in an aggregate amount of at least USD 1,000,000 (in words: one million US dollars) is not paid when due, any such indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity, or any creditor or creditors become entitled to declare any such indebtedness due and payable prior to its specified maturity;

(f)	any party is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness, or makes a general assignment for the benefit of or a composition with its creditors;

(g)	any party is subject to legal proceedings for an Insolvency Event, is dissolved or enters in liquidation, or an Insolvency Officer is appointed in relation to it, or any similar event occurs under the laws of any jurisdiction;

(h)	any party takes any corporate or other action with a view to any of the events set out in the preceding paragraph;

(i)	the Termination Date or a Termination Event occurs under the RPA;

(j)	an Event of Default (as defined in the Loan Agreement) has occurred under the Loan Agreement;

(k)	any material adverse change occurs in the financial position or the collection procedures of the Seller ;

(l)	there is a default by the Seller in respect of any of its payment obligations to third parties in aggregate in excess of USD 1,000,000 or its equivalent at any time;or

(m)	the Seller is no longer a subsidiary (directly or indirectly) of Wabco Holdings Inc.

13.3	This Agreement shall automatically terminate without any further declaration being necessary upon the occurrence of any Event of Default referred to under Clauses 13.2(e), or 13.2(f). If any other Event of Default shall occur and be continuing in respect of either party, the other party may immediately terminate this Agreement by notice to such party. Additionally, the Seller shall have the right to terminate this Agreement immediately upon written notice to the Purchaser if a court or taxing authority in the jurisdiction in which the Seller is organised or primarily does business determines that this Agreement or any arrangement substantially similar to this Agreement either (a) constitutes a security arrangement rather than a true sale or (b) otherwise involves an actual or deemed payment by the Seller upon which a withholding tax is due. In such an event the outstanding Nominal Amount of all Sold Receivables shall be considered to be a Deemed Collection and the provisions of Clauses 8.1, 8.2, 8.3 and 8.4 shall apply.

13.4	The termination of this Agreement means that no further sales of Receivables may take place, but, except as otherwise provided in Clause 13.3, shall not otherwise affect the rights and obligations of the parties hereunder and / or the Servicing Agreement.

14.	TAXES, INCREASED COSTS AND INDEMNITIES

14.1

The Seller shall pay all stamp duty, registration and other taxes (but for the avoidance of doubt excluding income taxes and franchise taxes other than such taxes resulting solely from the activities of the Seller under the Transaction Documents), to which this Agreement or any judgement given in connection herewith may at any time become subject subsequent to the date of this Agreement and, from time to time on demand of the Purchaser, immediately indemnify the Purchaser against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax, except those penalties and interest charges that are due to the negligence or wilful misconduct of the Purchaser or its agents, provided that in the case of any payment relating to the Euro Standby Letter of Credit Agreement, the Seller shall only be required to pay (a) amounts payable solely in respect of, or as a result of, the transaction contemplated by this Agreement and the funding thereof and (b) such proportion of any general cost equal to the proportion which the L/C Portion relating to the transaction contemplated in this Agreement bears to the then Available L/C Portion (both terms as defined in the Euro Standby Letter of Credit Agreement). In the case of any payment relating to the Euro Programme Enhancement Facility Agreement, the Seller shall only be required to pay (i) amounts payable solely in respect of, or as a result of, the transactions contemplated by this Agreement and the funding thereof and (ii) such proportion of any general cost equal to the proportion which the Euro Programme Enhancement Facility Portion relating to the transaction contemplated in this Agreement bears to the then Available Programme Enhancement Facility Portion. The Purchaser shall, as soon as it becomes aware that any such stamp duty, registration or other taxes may become due, inform the Seller of the same. If the Seller shall request, Purchaser shall contest, or permit Seller to contest on Purchaser’s behalf (in either case at the expense of Seller) any such stamp duty, registration or other taxes that the Seller reasonably believes is not lawfully owed. The Purchaser and the Seller shall cooperate to the extent practicable, and the Purchaser shall endeavour to take such measures as shall be practicable, with a view to lawfully mitigate any such stamp duty, registration or other taxes and expenses. In the event that the Purchaser receives a refund of any stamp duty, registration or other taxes for which the Seller has made an indemnification payment to the Purchaser under this Clause 14.1, the Purchaser will immediately pay such refund to the Seller, inclusive of any interest thereon received from the relevant taxing authority.

14.2	All payments to be made by the Seller to the Purchaser hereunder shall be made free and clear of and without deduction for or on account of any tax unless the Seller is required to make such a payment subject to the deduction or withholding of any tax, in which case the sum payable by the Seller in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Purchaser receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made. If the Purchaser shall be entitled to exemption from or reduction of an applicable withholding tax, the Purchaser will provide to the Seller such documentation as is required under the laws of the relevant taxing jurisdiction to avail of said withholding tax exemption or reduction.

14.3

If the Seller makes any deduction or withholding and an increased payment becomes payable under Clause 14.2 then, if the Purchaser has been granted by any relevant tax authority a credit or refund in respect of such payment, the Purchaser shall (to the extent that it can do so without prejudice to the retention of the amount of that credit or refund or any other credit or refund and to the extent that it is not unlawful or contrary to any official directive of the government (or any taxing or other authority or agency thereof) of the country concerned with such credit or refund for it to do so and to the extent that an actual pecuniary benefit is acquired by the Purchaser from such credit or refund) pay to the Seller such sum as the Purchaser shall in its absolute discretion determine and notify to the Seller to be equal to the proportion of that credit or refund which will leave the Purchaser (after such payment) in no better or worse position than it would have been if no such deduction or withholding had been required. The Purchaser shall have an absolute discretion as to the order and manner in which it claims any credits or refunds available to it and the manner in which it arranges its tax affairs and it shall not be obliged to disclose to the Seller any information regarding its tax affairs or computations nor to take any action to procure any such credit or refund. Any payment made under this Clause 14.3 shall be conclusive evidence of the amount due to the Seller and shall, in the absence of any manifest or material error, be accepted by the Seller in full and final settlement of its rights of reimbursement hereunder in respect of the relevant payment, deduction or withholding.

14.4	If the Seller is required to pay a withholding tax and the Purchaser determines that (i) a tax credit is attributable to that withholding tax payment; and (ii) it has obtained and utilised that tax credit the Purchaser shall pay an amount to the Seller which the Purchaser determines will leave it (after that payment) in the same after-tax position as it would have been in had said withholding tax not been payable.

14.5	The Seller shall from time to time on demand of the Purchaser reimburse the Purchaser for all sums payable by the Purchaser to the Onwards Purchaser under Clause 13.4 of the RPA. The Purchaser shall, as soon as it becomes aware that any amounts referred to in the previous sentence may become due, inform the Seller of the same. The Purchaser and the Seller shall co-operate to the extent practicable with a view to lawfully mitigating liability for such amounts.

14.6	If the Purchaser receives an inquiry from or is notified of an examination by any taxing authority (“Tax Audit”) or becomes aware of any matter (whether or not such matter is a Tax Audit) which might give rise to a Relevant Claim:

(a)	it shall immediately give notice to the Seller of the matter and shall consult with the Seller with respect to the matter, and with respect to a Tax Audit, permit Seller to participate in the Tax Audit, provided that such participation shall be limited only to matters that might give rise to a Relevant Claim;

(h)	it shall:

(i)	take any action and institute any proceedings, and give any information and assistance, as the Seller may reasonably request to avoid, dispute, resist, appeal, compromise, defend, remedy or mitigate the matter at all stages before and after such matter gives rise to a Relevant Claim; or

(ii)	in connection with proceedings related to the matter or Relevant Claim, use advisers nominated by the Seller and, if the Seller requests, allow the Seller the exclusive conduct of the proceedings,

in each case, on the basis that the Seller shall fully indemnify the Purchaser on demand against all reasonable costs incurred as a result of a request or nomination by the Seller; and

(c)	it shall not admit liability in respect of, or compromise or settle, the matter or Relevant Claim without the prior written consent of the Seller (not to be unreasonably withheld or delayed).

14.7	Any demand made by the Purchaser under Clause 14 shall be accompanied by a statement, duly certified by an officer of the Purchaser, giving reasonable particulars of the claim for reimbursement which shall be relied upon and agreed as authoritative by the Seller.

14.8	The Purchaser hereby agrees promptly to notify the Seller if it becomes aware of any circumstances which could reasonably be expected to lead to a claim on the part of the Purchaser under Clause 14.

14.9	Without limiting any other rights which the Purchaser may have hereunder or under any applicable law, the Seller hereby agrees to immediately indemnify the Purchaser, TAPCO and their respective officers, directors and agents or any assignee, from and against any and all damages, losses, claims, liabilities, reasonably incurred costs and expenses (excluding, for the avoidance of doubt, any tax on income or profits and any franchise taxes, other than such taxes resulting solely from the activities of the Seller under the Transaction Documents), including, without limitation, reasonably incurred attorneys’ fees (if any), and disbursements including any irrecoverable value added tax thereon (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them resulting as a consequence of:

(a)	reliance on any representation or warranty made by the Seller (or any officer of the Seller) under or in connection with this Agreement, any Monthly Report or any other information or report delivered by the Seller, which shall have been materially false, incorrect or omitting of any material fact at the time made or deemed made;

(b)	the failure by the Seller (or any officer of the Seller) to comply with any applicable law, rule or regulation with respect to any Sold Receivable, Related Security or the related Contract, or the non-conformity of any Sold Receivable, Related Security or the related Contract with any such applicable law, rule or regulation;

(c)	any dispute, claim, offset or defence (other than the effects of the bankruptcy of the Debtor) of any Debtor to the payment of any Sold Receivable (including, without limitation, a defence based on such Sold Receivable or the related Contract or the Related Security not being a legal, valid and binding obligation of such Debtor enforceable against it in accordance with its terms, or any claim resulting from the Receivables being governed by the general business terms of the Debtor, or any other claim resulting from the sale of the goods related to such Receivable or the failure to perform any obligations related to such goods or the failure to perform any obligations related to any applicable laws, rules or regulations in respect thereof;

(d)	any material product liability claims or material personal injury or property damage suit or other similar or related claims or action of whatever sort arising out of or in connection with the goods which are the subject of any Sold Receivable;

(e)	any disclosure of false, misleading or incomplete information regarding the Debtors by the Seller to the Purchaser or TAPCO or the supply of any Contracts, Records and all other related documents to the Purchaser or TAPCO, provided that there shall be no obligation to indemnify with respect to information, contracts or records not generated by the Seller or any of its affiliates;

(f)	any claim arising from collection activities conducted by the Seller, including, without limitation, any failure by the Seller, whether as Seller or in its capacity as Servicer, to transfer any Collection to the Operating account;

(g)	any related indemnities given by TAPCO in each of the Facilities, to the extent that the same relate to the Sold Receivables or the-transactions contemplated in this Agreement,

excluding, however, (i) Indemnified Amounts to the extent resulting from the gross negligence or wilful misconduct, fraud, illegal act, breach of contract or fiduciary duty on the part of the Purchaser or TAPCO or their agents, (ii) Indemnified Amounts arising out of the failure of any Debtor to pay amounts lawfully owed in respect of a Sold Receivable, or (iii) Indemnified Amounts resulting from the re-characterisation of the purchase of the Sold Receivables as another type of transaction or the absence of a true sale of the Sold Receivables.

14.10	Promptly after receipt by the Purchaser of notice of any claim or the commencement of any action or proceedings with respect to which an amount described in Clause 14.1 or 14.2 or an Indemnified Amount may become payable, the Purchaser will notify the Seller in writing of such a claim or of the commencement of such action. The Seller shall be entitled at its own expense to assume, in the name of the Purchaser, the defence of any claim, action or proceeding of which it has received notice (whether such notice is received from the Purchaser, a taxing jurisdiction or other claimant or a third party) with respect to which an amount described in Clause 14.1 or 14.2 or an Indemnified Amount may become payable and shall be entitled (at its own expense) to take, in the name of the Purchaser, such action as the Seller shall see fit to defend or avoid liability for any such amount described in Clause 14.1 or 14.2 or Indemnified Amount or to recover the same from any third party. The Purchaser shall cooperate fully with the Seller to bring to fruition the rights granted by the Purchaser in the previous sentence, including without limitation, providing all authorizations and powers of attorney required for the Seller to carry out the actions described therein.

15.	ASSIGNMENTS AND TRANSFERS

15.1	The Seller shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

15.2	The Purchaser may at any time transfer all or part of its rights under this Agreement and the Receivables purchased by it to any third party, upon prompt written notice to the Seller.

16.	CONFIDENTIALITY

The Purchaser may not disclose any information which the Purchaser should have reason to believe is proprietary to the Seller, without the expressed written consent of the Seller and Wabco Holdings Inc., other than:

(a)	to employees, officers or agents of any of TAPCO, ABN AMRO Bank N.V., the Banks under the Facilities, the Issuer, the Rating Agencies and the Dealers under the Dealer Agreements (but not, for the avoidance of doubt, holders of commercial paper issued thereunder);

(b)	in connection with any proceedings arising out of or in connection with this Agreement, any Funding Agreement, each of the Facilities or the preservation or maintenance of its rights thereunder;

(c)	if required to do so by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovering documents or otherwise;

(d)	pursuant to any law or regulation or requirement of any governmental agency in accordance with which that party is required or accustomed to act;

(e)	to any governmental, banking or taxation authority or competent jurisdiction;

(f)	to its auditors or legal or other professional advisers;

Provided that the above restriction shall not apply to:

(i)	employees or officers or agents of any of the parties referred to in (i) above, any part of whose functions are or may be in any way related to this Agreement;

(ii)	information already known to a recipient otherwise than in breach of this Clause;

(iii)	information also received from another source on terms not requiring it to be kept confidential; and

(iv)	information which is or becomes publicly available otherwise than in breach of this Clause.

17.	CONTRACT FOR THE BENEFIT FOR THIRD PARTIES (ECHTER VERTRAG ZUGUNSTEN DRITTER)

The Purchaser and the Seller make all representations and warranties, covenants and obligations for the benefit of the Onward Purchaser as third party beneficiary within the meaning of a contract for the benefit of third parties under Section 328 German Civil Code (Bürgerliches Gesetzbuch—echter Vertrag zugunsten Dritter) and the Onward Purchaser shall, subject to the terms and conditions hereof, have the benefit of all representations and warranties, covenants and obligations of the Seller hereunder.

18.	NO LIABILITY, NO PETITION AND LIMITED RECOURSE

18.1

No recourse under any obligation, covenant, or agreement of the Purchaser contained in this Agreement shall be had against any shareholder, officer or director of the Purchaser, the Onward Purchaser or the Issuer as such, by the enforcement of any assessment or by any proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is a corporate obligation of the Purchaser and no liability shall attach to or be incurred by the shareholders, officers, agents or directors of the Purchaser, the Onward Purchaser or the Issuer as such, or any of them, under or by reason of any of the obligations, covenants or agreements of such Purchaser contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Purchaser of any of such obligations, covenants or agreements, either at law or by statute or constitution, of every such shareholder, officer, agent or director is hereby expressly waived by the Seller as a condition of and consideration for the execution of this Agreement save for liability arising as a result of gross negligence (grobe Fahrlässigkeit), wilful default (Vorsatz) or fraud (Betrug) on the part of such shareholder, officer, and/or director.

18.2	The Seller hereby agrees that it shall not, until the expiry of one year and one day after the payment of all sums outstanding and owing under the latest maturing note under the CP Programme:

(a)	take any corporate action or other steps or legal proceedings for the winding-up, dissolution or re-organisation of or for the appointment of a receiver, administrator, administrative receiver, trustee, liquidator, sequestrator or similar officer of the Purchaser, the Onward Purchaser or Issuer or of any or all the Purchaser’s, the Onward Purchaser’s or Issuer’s revenues and assets; or

(b)	have any right to take any steps for the purpose of obtaining payment of any amounts payable to it under this Agreement by the Purchaser, the Onward Purchaser or the Issuer and shall not until such time take any steps to recover any debts whatsoever owing to it by the Purchaser or Issuer.

18.3	Without prejudice and subject to Clauses 18.1 and 18.2, the Seller acknowledges that its recourse against the Purchaser in respect of any matter provided herein shall always be limited at any time to the assets of the Purchaser, and subject to the orders of priority (if any) set out in agreements the Purchaser entered into in the context of the purchase of Receivables hereunder or the financing of such purchase.

19.	WAIVER

19.1	No failure on the part of the Purchaser to exercise, or delay on its part in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by the Purchaser of any right preclude any further or other exercise of such right or the exercise by the Purchaser of any other right.

19.2	The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

19.3	No claim by the Purchaser for recission, termination or damages against the Seller or any other person under this Agreement or under law shall be subject to any right of the Seller or such other person to (a) subsequent performance (Nacherfüllung/Nachbesserung) and/or (b) any grace period (Fristsetzung), unless expressly agreed by the Purchaser.

20.	PARTIAL INVALIDITY

Without prejudice to any other provision hereof, if one or more provisions hereof is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any party such invalidity, illegality or unenforceability in such jurisdiction or with respect to such party or parties shall not, to the fullest extent permitted by applicable law, render invalid, illegal or unenforceable such provision or provisions in any other jurisdiction or with respect to any other party or parties hereto. Such invalid, illegal or unenforceable provision shall be replaced by the parties with a provision which comes as close as reasonably possible to the commercial intentions of the invalid, illegal or unenforceable provision.

21.	NOTICES AND AMENDMENTS

21.1	Each communication to be made hereunder shall, (except expressly permitted otherwise) be made in writing but, unless otherwise stated, may be made by facsimile or letter.

21.2	Any communication or document to be made or delivered by any one person to another pursuant to this Agreement shall (unless that other person has by fifteen calendar days’ written notice to the other specified another address) be made or delivered to that other person at the address identified in Schedule 2 to this Agreement and shall be deemed to have been made or delivered (in the case of any communication made by facsimile) when despatched or (in the case of any communication made by letter) when left at that address. Any communication sent by facsimile shall be promptly confirmed by letter but the non-delivery or non-receipt of any such letter shall not affect the validity of the original facsimile communication.

21.3	Each communication and document made or delivered hereunder shall be in English.

22.	APPLICABLE LAW AND JURISDICTION

22.1	This Agreement shall be governed by German law.

22.2	Each of the parties hereto irrevocably agrees that the courts of Frankfurt am Main shall have exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.

22.3	Each of the parties hereto irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 22.2 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.

23.	FACSIMILE AND COUNTERPARTS

This Agreement may be executed by facsimile and in one or more counterparts.

SCHEDULE 1

GENERAL TERMS AND CONDITIONS OF THE SELLER

1.0	Basic Terms and Conditions

1.1	These Standard Terms and Conditions of Sale and Delivery (hereinafter referred to as “WABCO-AGB”) only extend to contracts with business men (natural persons or legal entities or all forms of partnership entities with separate legal personality, which enter into the agreement in the course of their self-employed or independent business, § 14 German Civil Code (Bürgerliches Gesetzbuch)), public law entities or public law entities with special public funds.

1.2	Our quotations are subject to change without notice. The conclusion of any sale or delivery agreement is subject to our acknowledgement of order.

1.3	Our WABCO-AGB constitute an integral part of each sale or delivery we conclude, namely any offer, declaration of acceptance or acknowledgement of orders. Alterations and supplements to the WABCO-AGB require our express written acknowledgement in order to be legally valid.

1.4	The WABCO-AGB shall exclusively apply, save as varied by express agreement accepted in writing by both parties. Any standard terms of business proposed by the Buyer and as regards the content conflicting to or different from the WABCO-AGB shall already hereby be objected to and will not be binding upon us unless assented in writing.

1.5	The quantity, quality and description of and any specification for the goods shall be those set out in our quotation (if accepted by the Buyer) or the Buyer’s order (if accepted by us). The Buyer shall as a matter of principle be responsible for insuring the accuracy of the terms of any order submitted by the Buyer. Apart from that, the Buyer shall be responsible for giving us any necessary information relating to the goods within a sufficient time to enable us to perform the contract in accordance with its terms.

2.0	Prices

2.1	Our prices are for deliveries ex works or warehouse, excluding packaging. Packaging will be charged for at cost price, and will not be taken back. Where we agree to deliver the goods otherwise then at the Buyer’s premises, the Buyer shall be liable to pay our charges for transport, packaging and insurance.

2.2	All prices are stated in EURO plus the respective statutory value added tax.

2.3	We reserve the right, by giving notice to the Buyer at any time before delivery, to increase the price of the goods to reflect increase in the costs to us which is due to any factor beyond the control of us (such as foreign exchange fluctuation, currency regulation, alteration of duties, significant increase in the costs of materials or other cots of manufacture) or any change in delivery dates.

3.0	Delivery and transfer of risk

3.1	Unless otherwise specifically agreed with the Buyer, details on date and/or time of delivery are based on the departure of the ordered goods from the WABCO factory and are not binding.

3.2	To the extent that they have an impact on the production and delivery of the delivery item, acts of God, industrial disputes and other occurrences with no fault of WABCO involved shall entitle us to extend the delivery deadline appropriately. This shall also apply in the event that the aforementioned occurrences take place at a time at which we are in default.

3.3	In the event that we are in default the Buyer shall be entitled to withdraw from the supply and/or delivery agreement after expiry of a reasonable grace period.

3.4	The risk shall be transferred to the Buyer at latest on dispatch of the delivery item, even if partial deliveries are being made or if we have undertaken to provide other performances such as, for example, delivery free domicile or payment of transport/shipping costs.

3.5	Partial deliveries shall be permissible.

4.0	Payment

4.1	Payments shall be made within 30 days of the date of invoice and without any deduction of any kind to a payment centre to be specified by our company; the date of receipt of payment shall be decisive.

4.2	If the Buyer fails to make any payment on the due date—without prejudice to any other rights or remedy available to us—we shall at our discretion be entitled to:

-	suspend any further deliveries to the Buyer; or

-	charge the Buyer interest on the amount unpaid, at the rate of 8 per cent per annum above Base Interest Rate until payment in full is made or

-	rescind from the contract, if the Buyer has not fulfilled his payment obligations within a reasonable additional grace period or if such grace period should be legally superfluous for specific reasons.

4.3	Payment shall preferably be effected by bank transfer. The acceptance of bills or cheques shall require our consent. No cheque or bill of exchange will be considered as fulfilment of the payment obligation. International deliveries shall be subject to the opening of a irrevocable/confirmed letter of credit by the Buyer’s bank (or any bank acceptable to us). Any letter of credit will be issued in accordance with the Uniform Customs and Practice for Documentary Credits, 1993 revision, ICC publication no. 500.

4.4	We shall be entitled to demand for cash on delivery.

4.5	We shall be entitled to demand advance payment or the furnishing of collateral in respect of all transactions currently in progress in the event that the Buyer’s ability to pay should diminish after conclusion of contract or if it should subsequently come to our attention that there are doubts as to the Buyer’s liquidity. If the Buyer is in arrears, any and all payments he owes to us—including those which have been deferred—shall become immediately payable. Other legal claims over and beyond this shall remain unaffected.

4.6	The Buyer may only withhold payments or offset against any counterclaims if such counterclaims have been legally established or are indisputed.

5.0	Reservation of ownership

5.1	We reserve the ownership of any and all goods we deliver until they have been paid for in full.

5.2	Before having paid for it in full, the Buyer may neither pledge nor assign the delivery item as security. The Buyer shall inform us in writing without delay in the event of seizure or any other such action on the part of third parties in order to enable us to seek a court injunction in accordance with § 771 of the German Code of Civil Procedure. If the Buyer fails to do so in due time he will be held liable for any damages caused.

5.3	The Buyer shall be entitled to resell the delivery item within the framework of proper business activity. The Buyer herewith and now assigns to us all receivables to the amount of the invoice value of the reserved goods which arise to him vis-à-vis the purchaser or third parties. Even after such assignment the Buyer shall remain authorised to collect such receivables provided he acts in accordance with the contract and is not subject to insolvency. Our entitlement to collect such receivables ourselves shall remain unaffected. We undertake to refrain from collecting such receivables provided that the Buyer meets his payment obligations to us in due form and is not subject to insolvency. If this is not the case we may then demand that the Buyer discloses to us the assigned claims and the related debtors, provides us with all details to enable collection, hands over the relevant documentation and notifies the debtors of this assignment.

5.4	If reserved goods are processed or altered, even together with other items that do not belong to us, then we shall be entitled to co-ownership of the new item according to the proportion of the invoice value of the reserved item vis-a-vis the value of the new item at the time of such processing or alteration. The Buyer shall store all items regarding which we have co-ownership for us at no cost.

5.5	If the value of the collateral provided to us should in total exceed the claims for which the collateral has been provided by more than 20 per cent then we shall be obliged to release collateral to such extent, if requested by the Buyer. It is our choice which collateral shall be released.

6.0	Liability

To the exclusion of any further claims we shall be liable for defects in the supplied items as follows:

6.1	The warranty period for original WABCO parts is 24 months as from the passing of the risk (according to 3.4).

6.2	The right of removal of faults yielded to the Buyer is primary to the right of correction (in other words subsequent improvement or delivery of a substitute). We have the choice between subsequent improvement or subsequent delivery. Parts we replace shall pass into our possession. Should the subsequent improvement or substitute delivery fail, the Buyer may at his own choice demand reduction of the price or rescind from the contract.

6.3	We are only liable for damages resulting from our gross negligence or wilful misconduct of our legal representatives or our other vicarious agents (so called “Erfüllungsgehilfen”). Our liability for simple negligence, including the simple negligence of our legal representatives or other vicarious agents is expressly excluded.

Our liability for damages according to the applicable statutory law based on an express guarantee assumed by us or the culpable infringement of one of our essential contractual obligations (so called “wesentliche Vertragspflichten”) shall remain unaffected by the above mentioned limitations on our liability as does our liability based on the culpable injury to life and limb or physical health of a person, the German Produkthaftungsgesetz (German Product Liability Law) or other liability provisions mandatory under German law.

6.4	Complaints about recognisable defects as well as those concerning incomplete or incorrect deliveries shall be asserted well grounded in writing and in accordance with § 377 German Commercial Code (Handelsgesetzbuch). Complaints about hidden defects shall be asserted in the aforementioned form and in accordance with § 377 German Commercial Code (Handelsgesetzbuch).

6.4	Our warranty does not apply to defects which are attributable to circumstances for which we cannot be held liable. Such circumstances include, for example, non-compliance with installation and/or operating instructions, maintenance errors, inappropriate or improper use, incorrect or negligent handling, normal wear and tear as well as improper interference with the delivery item on the part of the Buyer or third parties.

6.5	Parts complained about are to be submitted to us carefully packed and with closed connections.

7.0	Use of software

On his purchase of items requiring software for their operation or on his purchase of software as such, the Buyer is, without separate charge, granted the right to use the software provided by us with the capability characteristics provided for by us, but only for the operation of the items supplied or specified by us. All other rights pertaining to the software shall remain with us. This, for example, means that the Buyer is in particular not entitled to reproduce in any type or form software originating from us without our prior written consent or to make it available or accessible to any third parties not authorised accordingly by us, as long as the Buyer does not resell the item to a third party and in this context must enable the third party the use of the software.

8.0	Conditions of replacement

8.1	If an appliance is returned to us without any cost to ourselves, the Buyer may then obtain a replacement appliance within the framework of and subject to the respective conditions of our replacement scheme. Repairs to our appliances are not be carried out by ourselves.

8.2	Original replacement appliances are marked with a red type plate. Such plates generally have a “7” as last digit of the appliance number. Original replacement appliances are subject to these WABCO-AGB.

9.0	Miscellaneous clauses

9.1	We reserve the right to improve or modify any of the products without prior notice, provided that such improvement or modification shall not effect the form and function of the product.

9.2	Any specification, sales literature, quotation etc. shall be strictly confidential and must not be made available to third parties.

10.0	Applicable law, place of fulfilment, place of jurisdiction

10.1	These terms and conditions are exclusively subject to the law of the Federal Republic of Germany, excluding the provisions of the United Nations Convention on Contracts for the International Sale of Goods (CISC) and any conflict of law provisions that would require application of another law.

10.2	Place of fulfilment shall be the headquarters of the invoicing party.

10.3	In the case of any disputes arising from or in connection with the contractual relationship we shall—if the Buyer is a businessman, a public law entity or a public law entity with special public funds—be entitled to submit to the court responsible for our headquarters (Hanover). Additionally, we shall have the right to bring a claim before the court of the Buyer’s registered seat of business or at our discretion before any other court being competent according to any national or international law.

SCHEDULE 2

ADDRESSES FOR NOTICE

TO THE SELLER:

WABCO Fahrzeugsysteme GmbH c/o WABCO Europe Sprl Chaussee de Wavre 1789 1160 Bruxelles Belgium

Attn.:	Malcolm Gilbert/Jef Van Osta
Fax:	+32 2 663 98 95

TO THE PURCHASER:

WABCO CO FUNDING SPRL
Rue de Genval 20 1301 Bierges Belgium

Attn.:	Paul Chardome
Fax:	+32 1 620 0820

WITH A COPY TO:

ABN AMRO Bank N.V.
Gustav Mahlerlaan 10 1082 PP Amsterdam The Netherlands

Attn.:	Tuncay Sevincer
Fax	+31 20 628 46 66

SCHEDULE 3

FORM OF OFFER, SCHEDULE TO OFFER AND ACCEPTANCE

Part 1

Form of Offer

To:	Wabco Funding SPRL

From:	WABCO Fahrzeugsysteme GmbH

Dated:	[—]

Dear Sirs,

1.	We refer to a receivables sale agreement (such agreement, as from time to time amended, supplemented or novated being herein called the “Receivables Sale Agreement”) dated on or about 28 April 2008 and originally made between yourselves as Purchaser and ourselves as Seller.

2.	Terms defined in the Receivables Sale Agreement shall bear the same meaning herein.

3.	We hereby offer to sell, to assign and to transfer to you, pursuant to the Receivables Sale Agreement, the Receivables listed in the Schedule hereto and the Related Security at a Purchase Price calculated in accordance with the Receivables Sale Agreement and notify you that:

(a)

(i)	the aggregate Nominal Amount of all the offered Receivables, calculated as at the date hereof, is [—];

(ii)	the Purchase Price in respect of all the offered Receivables, calculated as at the date hereof, is [—]; and

(b)	the Purchase Price is to be paid into account no. [specify number] in the name of [specify account name] at [specify bank name and address].

This Offer constitutes an irrevocable offer by us binding upon us to assign and to sell to you the ownership interest in the Receivables and Related Security referred to in this Offer. By virtue of making this Offer we confirm and repeat the representations and warranties given to you under Clause 10, in particular, without limitation, in relation to the Receivables the subject of this Offer we repeat all representations and confirm all warranties set forth under Clause 10.3 of the Receivables Sale Agreement.

Yours faithfully,

for and on behalf of WABCO Fahrzeugsysteme GmbH

Part 2

SCHEDULE TO OFFER: LIST OF RECEIVABLES AND RELATED

SECURITY

Part 3

Form of Acceptance of Offer of Receivables

To:	WABCO Fahrzeugsysteme GmbH as Seller

From:	Wabco Funding SPRL as Purchaser

Dated:	[insert date]

Dear Sirs

1.	We refer to your letter dated [insert date] in relation to a receivables sale agreement (such receivables sale agreement, as from time to time amended, supplemented or novated being herein called the “Receivables Sale Agreement”) dated on or about 28 April 2008 and originally made between ourselves as Purchaser and yourselves as Seller (that letter being herein called the “Offer”).

2.	Terms defined in the Receivables Sale Agreement shall bear the same meaning herein.

3.	We hereby accept to purchase from you, pursuant to the Receivables Sale Agreement, the Receivables and the Related Security at the Purchase Price calculated in accordance with the Receivables Sale Agreement and confirm that we will pay the Purchase Price in the amount of [insert amount and currency] less any set-offs made pursuant to Clause 4 below, into account no. [insert account number] in the name of [Seller] at [insert name of bank], bank sorting code No. [insert] on [specify actual Purchase Date].

4.	We hereby set-off the Purchase Price in the amount of [—] against payment obligations of the Servicer against resulting under and from [Drafting Note: specify reason for set-off and why Purchaser has the right to set off the claim for disbursements of Collections: i.e. because TAPCO has allowed it to set off its Purchase Price payment obligation against the Seller’s/ Servicer’s obligation to pay out collections from time to time].

5.	We hereby confirm our acceptance of the assignment of the Receivables and the Related Security specified in your Offer.

Yours faithfully,

for and on behalf of Wabco Funding SPRL
Name:
Title:

PART 4

Form of Receipt of the Purchase Price

To:	Wabco Funding SPRL

From:	WABCO Fahrzeugsysteme GmbH

Dated:	[—]

Dear Sirs,

1.	We refer to your [letter dated [insert date] [Drafting Note: in relation to all purchases subsequent to the first purchase / payment [Drafting Note: in relation to the first purchase]] in relation to our offer under Clause 2 of a receivables sale agreement (such receivables sale agreement, as from time to time amended, supplemented or novated being herein called the “Receivables Sale Agreement”) dated on or about 28 April 2008 and originally made between ourselves as Purchaser and yourselves as Seller (that letter being herein called the “Acceptance”).

2.	Terms defined in the Receivables Sale Agreement shall bear the same meaning herein.

3.	We hereby acknowledge receipt of the Purchase Price in the amount of [—] on the [specify date] in respect of the Receivables identified in the offer dated [—], calculated in accordance with the Receivables Sale Agreement [less the amount of [—] which was set off by you as per your acceptance in accordance with the Receivables Sale Agreement Drafting Note: set-off probably not applicable in relation to first purchase].

Yours faithfully,

for and on behalf of WABCO Fahrzeugsysteme GmbH

SCHEDULE 4

OFFICER CERTIFICATE

[Paper head of WABCO Fahrzeugsysteme GmbH]

[Date]

TO WHOM IT MAY CONCERN

This is to certify that we have, pursuant to a Receivables Sale Agreement dated on or about 28 April 2008, sold our receivables to Wabco Funding SPRL.

If you receive notification of the sale of receivables pursuant to the above-mentioned Agreement, please follow the instructions of Wabco Funding SPRL and make any payments owed by you to us as directed by them.

Made on [—].

WABCO Fahrzeugsysteme GmbH

Name:

Title:

SCHEDULE 5

CONDITIONS PRECEDENT

1.	Confirmation of ABN AMRO that the “know your client procedures” has been successfully completed in relation to the Seller.

2.	Delivery of copies of a resolution of the Seller’s managing director(s) (Geschäftsführer), and any other necessary corporate documents, approving this Agreement and the other documents to be delivered by the Seller and the transactions contemplated hereunder or a letter confirming that no such resolution or corporate document or other document is necessary to approve such agreements or documents (in respect of the first Purchase only).

3.	Delivery of

(a)	a certificate of the Seller substantially in the form of Schedule 6 hereto executed by its managing director(s) (Geschäftsführer) certifying the names and signatures of the officers authorised on behalf of the Seller to make Offers and to fulfil the other obligations contemplated under this Agreement and any other documents to be delivered by the Seller hereunder, on which certificate the Purchaser may conclusively rely until such time as the Purchaser shall receive from the Seller a revised certificate meeting the requirements of this paragraph 3 and

(b)	an officially certified and updated excerpt from the Commercial Register (Handelsregister) relating to the Seller indicating the names of the managing director(s) (Geschäftsführer) of the Seller and their authority to sign on behalf of the Seller individually or otherwise (in respect of the first Purchase only) which is not older than 15 calendar days from the date hereof.

4.	a legal opinion by the internal legal department of the Seller confirming that the entering into of this Agreement by the Seller and the transactions contemplated thereby does not conflict with such statutes and that it is legal and binding upon the Seller.

5.	A legal opinion as to German law from Clifford Chance Frankfurt in form and substance acceptable to the Purchaser.

6.	Copy of the latest audited annual and semi annual (if any) financial statements of the Seller.

7.	Copy of any other statements or contracts the Purchaser deems necessary with regard to Receivables offered from time to time for Purchase hereunder.

8.	Delivery to the Purchaser of a duly signed solvency certificate in respect of the Seller.

SCHEDULE 6

AUTHORITIES TO REPRESENT AND SIGN

For the purposes of the Receivables Sale Agreement dated on or about 28 April 2008 and entered into between WABCO Fahrzeugsysteme GMBH and Wabco Funding SPRL the (“Receivables Sale Agreement”) on which this Sixth Schedule is based, the following authorities to represent and sign, as notified by ourselves, shall be valid for business transactions with Wabco Funding SPRL and Tulip Asset Purchase Company B.V. under the Receivables Sale Agreement and all agreements relating thereto until they shall have been revoked by ourselves in writing vis-à-vis Wabco Funding SPRL and Tulip Asset Purchase Company B.V. The persons hereby notified by ourselves to Wabco Funding SPRL and Tulip Asset Purchase Company B.V. shall further be entitled, until written revocation of authorities by ourselves, to give or enter into any declarations or actions related to the implementation, settlement and enforcement of the Receivables Sale Agreement. Any of the persons set out below shall be entitled to represent the Seller to this extent individually (Einzelvollmacht).

1.	[—]
(specimen signature)

2.	[—]
(specimen signature)

3.	[—]
(specimen signature)

EXECUTION PAGE

Made in three originals on 28 April 2008.

SELLER:

WABCO Fahrzeugsysteme GmbH

Name:	MALCOLM GILBERT	Name:
Title:		Title:

PURCHASER:

WABCO FUNDING SPRL

Name:		Name:
Title:	Manager	Title: